EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS AND
CONFIRMS FULL YEAR 2014 ESTIMATE

First Quarter 2014 Highlights

·	Record net income of $0.49 per share
·	12.8 percent increase in adjusted net income per share to a record $0.53
·	2 percent increase in metal container volumes
·	Increased cash dividend per share by 7 percent
·	Completed favorable refinancing of senior secured credit facility

STAMFORD, CT, April 30, 2014 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported first quarter 2014 net income of $31.5 million, or $0.49 per diluted share, as compared to first quarter 2013 net income of $25.4 million, or $0.38 per diluted share.

“We are pleased with our first quarter 2014 results, as our businesses performed as expected and we delivered record adjusted net income per diluted share of $0.53, representing a 12.8 percent increase over last year” said Tony Allott, President and CEO.  “As expected, we benefited from the inclusion of Portola Packaging which was acquired in the fourth quarter of the prior year and

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SILGAN HOLDINGS
April 30, 2014

from lower depreciation expense.  Our metal container business performed well, benefiting from higher than expected unit volumes, primarily in the pet food market, which were partially offset by the impact of a lower than anticipated inventory build and unfavorable foreign currency rates in Eastern Europe and Russia.  Our closures business continues to perform well, with the integration of Portola Packaging well underway.  In our plastic container business, we continued to benefit from a favorable mix of products sold, partially offset by lower volumes as we focus on rebalancing our business portfolio,” continued Mr. Allott.  “Based on our first quarter performance and a positive outlook for the remainder of the year, we are confirming our full year 2014 earnings estimate of adjusted net income per diluted share in the range of $3.10 to $3.30, an increase of 13.1 percent to 20.4 percent over the prior year,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.53 for the first quarter of 2014 as compared to $0.47 for the first quarter of 2013, after adjustments increasing net income per diluted share by $0.04 for the first quarter of 2014 and $0.09 for the first quarter of 2013.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.  Adjustments include the net results from operations in Venezuela because such operations are unable to import raw materials on a regular basis due to the political environment in Venezuela and an increasingly restrictive monetary policy.

Net sales for the first quarter of 2014 were $855.8 million, an increase of $60.1 million, or 7.6 percent, as compared to $795.7 million in 2013.  This increase was the result of an increase in net sales across all businesses.

Income from operations for the first quarter of 2014 was $68.0 million, an increase of $9.9 million, or 17.0 percent, as compared to $58.1 million for the first quarter of 2013, and operating margin increased to 8.0 percent from 7.3 percent for the same periods.  The increase in income from operations was a result of higher income from operations in all businesses. Income from operations in the first quarter of 2014 included rationalization charges of $1.6 million and a loss of $0.5 million from operations in Venezuela.  Income from operations in the first quarter of 2013 included rationalization charges of $1.4 million, plant start-up costs of $0.8 million and a

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SILGAN HOLDINGS
April 30, 2014

loss of $4.2 million from operations in Venezuela, including a $3.0 million charge for the remeasurement of net assets due to a currency devaluation.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2014 was $18.7 million, an increase of $3.4 million as compared to the first quarter of 2013, primarily due to higher average outstanding borrowings.  Loss on early extinguishment of debt of $1.5 million in the first quarter of 2014 was a result of the refinancing of the senior secured credit facility in January 2014.  Loss on early extinguishment of debt of $2.1 million in the first quarter of 2013 was a result of the prepayment of $300.9 million of term debt under the previous senior secured credit facility.

The effective tax rate was 34.2 percent and 37.5 percent for the first quarters of 2014 and 2013, respectively.  The effective tax rate for the first quarter of 2013 was unfavorably impacted by the cumulative adjustment of increases in the enacted tax rates in several foreign countries and the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations.

Metal Containers

Net sales of the metal container business were $468.4 million for the first quarter of 2014, an increase of $4.6 million, or 1.0 percent, as compared to $463.8 million in 2013.  This increase was primarily the result of an increase in unit volumes of approximately 2 percent, the impact of favorable foreign currency translation and the pass through of higher raw material and other manufacturing costs, partially offset by the financial impact from significantly longer-term renewals and extensions of a large number of customer contracts over the past two years.

Income from operations of the metal container business in the first quarter of 2014 increased $0.9 million to $40.5 million as compared to $39.6 million in 2013, and operating margin increased slightly to 8.6 percent as compared to 8.5 percent in 2013.  The increase in income from operations was primarily a result of lower depreciation expense, lower manufacturing costs, an increase in unit volumes, lower rationalization charges and lower new plant start-up costs.  These increases were largely offset by the financial impact from customer contract renewals, a smaller inventory build in the first quarter of 2014 as compared to the prior year period and

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SILGAN HOLDINGS
April 30, 2014

foreign currency losses primarily in Russia and Ukraine.  Rationalization charges and new plant start-up costs were $1.1 million and $0.8 million, respectively, in the first quarter of 2013.

Closures

Net sales of the closures business were $213.8 million in the first quarter of 2014, an increase of $52.7 million, or 32.7 percent, as compared to $161.1 million in 2013.  This increase was primarily the result of an increase in unit volumes due largely to the inclusion of net sales from Portola Packaging which was acquired in October 2013 and the impact of favorable foreign currency translation.

Income from operations of the closures business for the first quarter of 2014 increased $7.2 million to $17.8 million as compared to $10.6 million in 2013, and operating margin increased to 8.3 percent from 6.6 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of the operations of Portola Packaging and a smaller loss in Venezuela as compared to the prior year period.  Rationalization charges were $0.6 million in the first quarter of 2014.  The loss from operations in Venezuela was $0.5 million and $4.2 million in the first quarters of 2014 and 2013, respectively.

Plastic Containers

Net sales of the plastic container business were $173.6 million in the first quarter of 2014, an increase of $2.8 million, or 1.6 percent, as compared to $170.8 million in 2013.  This increase was primarily due to an increase in average selling prices due primarily to the pass through of higher raw material costs and a more favorable mix of products sold, partially offset by a decrease in volumes of approximately 2 percent and the impact of unfavorable foreign currency translation.  The decrease in volumes was primarily due to the ongoing efforts to rebalance the portfolio of the business.

Income from operations of the plastic container business for the first quarter of 2014 was $12.8 million, an increase of $2.4 million as compared to $10.4 million in 2013, and operating margin increased to 7.4 percent from 6.1 percent over the same periods.  These increases were primarily attributable to lower depreciation expense, a more favorable mix of products sold and lower manufacturing costs, partially offset by lower volumes, the unfavorable impact from the lagged

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SILGAN HOLDINGS
April 30, 2014

pass through of increases in resin costs and higher rationalization charges.  Rationalization charges were $1.0 million and $0.3 million in the first quarters of 2014 and 2013, respectively.

Outlook for 2014

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2014 in the range of $3.10 to $3.30, which excludes rationalization charges, the net results from operations in Venezuela and loss on early extinguishment of debt.  This estimate compares to record adjusted net income per diluted share of $2.74 in the prior year, which excludes the net results from operations in Venezuela.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2014, which excludes rationalization charges and the net results from operations in Venezuela, in the range of $0.60 to $0.70.  This estimate compares to adjusted net income per diluted share of $0.64 in the second quarter of 2013, which excludes the net results from operations in Venezuela.  The year-over-year comparison of adjusted net income per diluted share includes the expected benefit from Portola Packaging and lower depreciation and pension expense.  These benefits are expected to be partially offset by a decrease in unit volumes in the metal container business as compared to a strong second quarter of 2013, the financial impact from renewals of customer contracts and an increase in interest expense.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2014 at 11:00 A.M. eastern time on April 30, 2014.  The toll free number for those in the U.S. and Canada is (877) 545-1403, and the number for international callers is (719) 325-4926.  For those unable to listen to the live call, a taped rebroadcast will be available until May 14, 2014.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 7322289.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.7 billion in 2013.  Silgan operates 87

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SILGAN HOLDINGS
April 30, 2014

manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.   Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2013 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2014	2013

Net sales	$855.8	$795.7

Cost of goods sold	727.8	684.4

Gross profit	128.0	111.3

Selling, general and administrative expenses	58.4	51.8

Rationalization charges	1.6	1.4

Income from operations	68.0	58.1

Interest and other debt expense before loss on
early extinguishment of debt	18.7	15.3

Loss on early extinguishment of debt	1.5	2.1

Interest and other debt expense	20.2	17.4

Income before income taxes	47.8	40.7

Provision for income taxes	16.3	15.3

Net income	$31.5	$25.4

Earnings per share:
Basic net income per share	$0.50	$0.38
Diluted net income per share	$0.49	$0.38

Cash dividends per common share	$0.15	$0.14

Weighted average shares (000’s):
Basic	63,497	66,440
Diluted	63,923	66,809

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2014	2013
Net sales:
Metal containers	$468.4	$463.8
Closures	213.8	161.1
Plastic containers	173.6	170.8
Consolidated	$855.8	$795.7

Income from operations:
Metal containers (a)	$40.5	$39.6
Closures (b)	17.8	10.6
Plastic containers (c)	12.8	10.4
Corporate	(3.1)	(2.5)
Consolidated	$68.0	$58.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31	March 31,	Dec. 31,
	2014	2013	2013
Assets:
Cash and cash equivalents	$83.2	$158.6	$160.5
Trade accounts receivable, net	400.9	349.3	333.0
Inventories	648.7	645.8	515.6
Other current assets	63.4	65.0	73.4
Property, plant and equipment, net	1,102.0	1,070.8	1,118.4
Other assets, net	1,140.9	810.2	1,120.2
Total assets	$3,439.1	$3,099.7	$3,321.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$432.9	$389.2	$474.2
Current and long-term debt	1,859.8	1,783.6	1,703.8
Other liabilities	421.3	416.0	429.3
Stockholders’ equity	725.1	510.9	713.8
Total liabilities and stockholders’ equity	$3,439.1	$3,099.7	$3,321.1

(a)	Includes rationalization charges of $1.1 million and plant start-up costs of $0.8 million in 2013.
(b)	Includes rationalization charges of $0.6 million in 2014 and losses from operations in Venezuela of $0.5 million and $4.2 million in 2014 and 2013, respectively.
(c)	Includes rationalization charges of $1.0 million and $0.3 million in 2014 and 2013, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$31.5	$25.4
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	38.4	43.7
Rationalization charges	1.6	1.4
Loss on early extinguishment of debt	1.5	2.1
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(68.4)	(26.9)
Inventories	(133.4)	(134.0)
Trade accounts payable and other changes, net	25.7	19.3
Net cash used in operating activities	(103.1)	(69.0)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	-	(6.0)
Capital expenditures	(27.0)	(25.1)
Proceeds from asset sales	0.2	0.2
Net cash used in investing activities	(26.8)	(30.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(9.7)	(9.1)
Changes in outstanding checks – principally vendors	(86.5)	(73.5)
Shares repurchased under authorized repurchase program	(0.1)	(251.0)
Net borrowings and other financing activities	148.9	126.5
Net cash provided by (used in) financing activities	52.6	(207.1)

Cash and cash equivalents:
Net decrease	(77.3)	(307.0)
Balance at beginning of year	160.5	465.6
Balance at end of period	$83.2	$158.6

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2014	2013

Net income per diluted share as reported	$0.49	$0.38

Adjustments:
Rationalization charges	0.01	0.01
New plant start-up costs	-	0.01
Loss on early extinguishment of debt	0.02	0.02
Net results from operations in Venezuela	0.01	0.05
Adjusted net income per diluted share	$0.53	$0.47

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2014	High 2014	2013	Low 2014	High 2014	2013

Net income per diluted share as estimated for 2014 and as reported for 2013	$0.55	$0.65	$0.93	$2.98	$3.18	$2.87

Adjustments:
Tax audit adjustment	-	-	(0.31)	-	-	(0.30)
Rationalization charges	0.02	0.02	0.01	0.06	0.06	0.12
New plant start-up costs	-	-	-	-	-	0.01
Costs attributable to announced acquisitions (2)	-	-	-	-	-	0.01
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.02
Net results from operations in Venezuela	0.03	0.03	0.01	0.04	0.04	0.01
Adjusted net income per diluted share as estimated for 2014 and presented for 2013	$0.60	$0.70	$0.64	$3.10	$3.30	$2.74

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt, tax adjustments for prior periods related to the completion of Internal Revenue Service audits and net results from operations in Venezuela, including the impact from the remeasurement of net assets in Venezuela, from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela are unable to import raw materials on a regular basis.  Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.